CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.750% Senior Notes due 2024	$400,000,000	99.779%	$399,116,000	$48,372.86
Floating Rate Notes due 2021	$600,000,000	100.000%	$600,000,000	$72,720.00
Total	$1,000,000,000		$999,116,000	$121,092.86

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217367

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 19, 2017)

$1,000,000,000

TD Ameritrade Holding Corporation

$400,000,000 3.750% Senior Notes due 2024

$600,000,000 Senior Floating Rate Notes due 2021

TD Ameritrade Holding Corporation (the “Company”) is offering $400 million aggregate principal amount of its 3.750% Senior Notes due 2024 (the “fixed rate notes”) and $600 million aggregate principal amount of its Senior Floating Rate Notes due 2021 (the “floating rate notes,” and together with the fixed rate notes, the “notes”).

The fixed rate notes will bear interest at a rate of 3.750% per annum and will mature on April 1, 2024. The floating rate notes will bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 0.430% per annum and will mature on November 1, 2021. The Company will pay interest on the fixed rate notes semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2019. The Company will pay interest on the floating rate notes quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2019.

The Company may redeem some or all of the fixed rate notes at its option at any time and from time to time at the applicable redemption price described herein. The Company may redeem some or all of the floating rate notes at its option at any time on or after October 2, 2021 (30 days prior to the maturity date of the floating rate notes) at the applicable redemption price described herein. See “Description of the Notes—Redemption of the Notes.”

The notes will be the Company’s unsecured, unsubordinated obligations and will rank equally in right of payment with all of the Company’s existing and future unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of the Company’s existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of the Company’s subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the other risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses, to Us(1)
Per fixed rate note	99.779%	0.600%	99.179%
Total	$399,116,000	$2,400,000	$396,716,000
Per floating rate note	100.000%	0.350%	99.650%
Total	$600,000,000	$2,100,000	$597,900,000

(1)	Plus accrued interest, if any, from November 1, 2018, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. There is currently no public market for the notes.

The underwriters expect to deliver the notes to purchasers in book-entry form through the facilities of The Depository Trust Company, including its participants Clearstream Banking, S.A. and Euroclear Bank SA/NV, on or about November 1, 2018.

Joint Book-Running Managers

Barclays	Citigroup	TD Securities

BofA Merrill Lynch	J.P. Morgan	US Bancorp	Wells Fargo Securities

October 30, 2018

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer or solicitation on our behalf or on behalf of the underwriters to subscribe for and purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the notes offered hereby. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. The prospectus is part of a registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). You should read this prospectus supplement, the accompanying prospectus and the registration statement, together with additional information incorporated by reference herein and therein as described under “Where You Can Find More Information” in this prospectus supplement.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede, to the extent inconsistent, the information in the accompanying prospectus. In addition, any information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement subsequently contained in this prospectus supplement or the accompanying prospectus, in any free writing prospectus we may provide to you in connection with this offering or in any document we file (but not furnish) with the SEC under or pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that also is incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement or the accompanying prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to the terms “we,” “us,” “our,” or “TD Ameritrade” mean TD Ameritrade Holding Corporation and its subsidiaries, references to the “Company” mean TD Ameritrade Holding Corporation and not any of its subsidiaries, and references to “fiscal” mean the Company’s fiscal year ended September 30.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 001-35509):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on November 17, 2017;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2017, March 31, 2018 and June 30, 2018, filed with the SEC on February 8, 2018, May 8, 2018 and August 7, 2018, respectively;

•

Current Reports on Form 8-K filed with the SEC on September 13, 2017 (as amended on October 30, 2017), September 18, 2017 (as amended on November 17, 2017), November 22, 2017, December 13, 2017, December 14, 2017, February 20, 2018, February 23, 2018 and May 21, 2018; and

S-i

•

The information in the Definitive Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders filed with the SEC on January 3, 2018 that is incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

We also incorporate by reference any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed), on or after the date of this prospectus supplement until we have terminated the offering. Those documents will become a part of this prospectus supplement from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus supplement after the date of this prospectus supplement will automatically update and, to the extent inconsistent, replace information in this prospectus supplement and information previously filed with the SEC.

Our SEC filings are available free of charge through our Internet website at http://www.amtd.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. However, the information on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention: Investor Relations

Telephone: (800) 237-8692

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

Our common stock is listed on the Nasdaq Global Select Market. You may inspect reports, proxy statements and other information about us at the office of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New  York, New York, 10006.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we have authorized contain or may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar words or expressions. In particular, forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus include our expectations regarding the effect of client trading activity on our results of operations; the effect of changes in interest rates on our net interest spread; diluted earnings per share; net revenues; total operating expenses; organic growth rate; acquisition-related expenses; advertising expense; our effective income tax rate; and our capital and liquidity needs and our plans to finance such needs. Our actual results could differ materially from those anticipated in

S-ii

such forward-looking statements. Important factors that may cause such differences include, but are not limited to: economic, social and political conditions and other securities industry risks; interest rate risks; liquidity risks; credit risk with clients and counterparties; risk of liability for errors in clearing functions; systemic risk; systems failures, delays and capacity constraints; network security risks; competition; reliance on external service providers; new laws and regulations affecting our business; net capital requirements; extensive regulation, regulatory uncertainties and legal matters; difficulties and delays in integrating the Scottrade Financial Services, Inc. (“Scottrade”) business or fully realizing cost savings and other benefits from the acquisition; business disruption following the Scottrade acquisition; disruptions due to Scottrade integration-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to achieve synergies or to implement integration plans and other consequences associated with other acquisitions; and the other risks and uncertainties set forth under Item 1A—Risk Factors of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and any subsequently filed reports. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, which speak only as of the date on which the statements were made. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.

S-iii

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement.

TD Ameritrade Holding Corporation

We are a leading provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors (“RIAs”). We provide our services predominantly through the Internet, a national branch network and relationships with RIAs. We believe that our services appeal to a broad market of independent, value-conscious retail investors, traders and RIAs. We use our platform to offer brokerage services to retail investors and institutions under a simple, low-cost commission structure and brokerage custodial services to RIAs.

We have been an innovator in electronic brokerage services since entering the retail securities brokerage business in 1975. We believe that we were the first brokerage firm to offer the following products and services to retail clients: touch-tone trading; trading over the Internet; unlimited, streaming, free real-time quotes; extended trading hours; direct access to market destinations; and commitment on the speed of order execution. Over the years the number of brokerage accounts, RIA relationships, average daily trading volume and total assets in client accounts have substantially increased. We have also built, and continue to invest in, a proprietary trade processing platform that is both cost-efficient and highly scalable, significantly lowering our operating costs per trade. In addition, we have made significant investments in building the TD Ameritrade brand.

Recent Developments

On October 22, 2018, the Company reported its unaudited financial results for fiscal year 2018, including the following:

SELECTED CONSOLIDATED INCOME STATEMENT DATA

	Quarter Ended			Fiscal Year Ended
	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
	In millions (Unaudited)
Revenues:
Transaction-based revenues:
Commissions and transaction fees	$482	$490	$330	$1,969	$1,384
Asset-based revenues:
Bank deposit account fees	392	387	307	1,541	1,107
Net interest revenue	356	332	210	1,272	690
Investment product fees	142	140	115	557	423

Total asset-based revenues	890	859	632	3,370	2,220
Other revenues	26	33	21	113	72

Net revenues	1,398	1,382	983	5,452	3,676

Operating expenses	763	751	622	3,454	2,210
Pre-tax income	609	603	338	1,887	1,394
Net income	$454	$451	$211	$1,473	$872

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	As of
	Sept. 30, 2018	Sept. 30, 2017
	In millions (Unaudited)
Total assets	$37,520	$38,627
Long-term debt and other borrowings	2,535	2,652
Total liabilities	29,517	31,380
Stockholders’ equity	8,003	7,247

SELECTED OPERATING DATA

	Quarter Ended			Fiscal Year Ended
	Sept. 30, 2018	June 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
	(Unaudited)
Key Metrics:
Net new assets (in billions)	$23.9	$19.8	$19.9	$92.3	$80.1
Net new asset growth rate (annualized)	8%	7%	9%	8%	10%
Average client trades per day	795,104	783,665	528,741	811,110	510,710

In addition, on October 22, 2018, the Company announced an increase in its quarterly cash dividend of $0.09 per share, a 43% increase.

Corporate Information

We were established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. The Company is a Delaware corporation. Our common stock is traded on the Nasdaq Global Select Market under the symbol “AMTD.” Our principal executive offices are located at 200 South 108th Avenue, Omaha, Nebraska 68154, and our telephone number is (402) 331-7856. Our website is http://www.amtd.com. Information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC and incorporate by reference into this prospectus supplement and the accompanying prospectus. For additional information concerning TD Ameritrade Holding Corporation, please see our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our other filings with the SEC. See “Where You Can Find More Information.”

The Offering

This summary of the offering highlights some of the information contained in this prospectus supplement. The summary may not contain all of the information that is important to you. You should carefully read the information contained and incorporated by reference in this prospectus supplement in order to understand this offering. In this summary “we,” “us,” “our,” “the Company” and similar words refer only to TD Ameritrade Holding Corporation and not to any of its subsidiaries. Terms defined under “Description of the Notes” in this prospectus supplement have the same meanings in this summary.

Issuer	TD Ameritrade Holding Corporation, a Delaware corporation.

Securities Offered	$400 million aggregate principal amount of 3.750% Senior Notes due 2024 (the “fixed rate notes”).

$600 million aggregate principal amount of Senior Floating Rate Notes due 2021 (the “floating rate notes” and, together with the fixed rate notes, the “notes”).

Maturity	The fixed rate notes will mature on April 1, 2024.

The floating rate notes will mature on November 1, 2021.

Interest Rate	3.750% per annum for the fixed rate notes.

A floating rate, reset quarterly, equal to three-month LIBOR plus 0.430% per annum for the floating rate notes.

Interest Payment Dates	Interest on the fixed rate notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2019.

Interest on the floating rate notes is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2019.

Optional Redemption	We may redeem the fixed rate notes at our option, in whole or in part, at any time prior to March 2, 2024 (30 days prior to the maturity date of the fixed rate notes) (the “fixed rate notes par call date”) at a redemption price equal to the greater of:

•	100% of the principal amount of the fixed rate notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) assuming that such fixed rate notes matured on the fixed rate notes par call date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

We may redeem the fixed rate notes at our option, in whole or in part, at any time on or after the fixed rate notes par call date at a redemption price equal to 100% of the principal amount of the fixed rate notes to be redeemed, plus accrued and unpaid interest to the redemption date.

We may redeem the floating rate notes at our option, in whole or in part, at any time on or after October 2, 2021 (30 days prior to the maturity date of the floating rate notes) (the “floating rate notes par call date”) at a redemption price equal to 100% of the principal amount of the floating rate notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Ranking	The notes will be the Company’s unsecured, unsubordinated obligations, and will rank equally in right of payment with all of the Company’s existing and future unsubordinated indebtedness. The notes will be effectively subordinated to any of the Company’s existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of the Company’s subsidiaries. See “Description of the Notes—General.” At June 30, 2018, the Company and its subsidiaries had $2,553 million of outstanding indebtedness, none of which was secured.

Certain Covenants	The terms of the notes contain certain restrictions, including a limitation that restricts the Company’s ability and the ability of the Company’s subsidiaries to incur liens on certain assets. See “Description of the Notes—Limitations on Liens” in this prospectus supplement.

The terms of the notes also restrict the Company’s ability to consolidate or merge with or into any person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole, in one or more related transactions, to another person. See “Description of Debt Securities—Merger or Consolidation” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, including to augment liquidity.

Denomination and Form

We will issue the notes of each series in the form of one or more fully registered global securities registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. and Euroclear Bank, SA/NV will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Additional Notes	We may in the future create and issue additional debt securities having the same terms and conditions as the notes of either series offered by this prospectus supplement (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date, the initial interest determination date (if applicable) and the initial interest payment date) and ranking equally and ratably with the notes of such series in all respects. If issued, any such additional debt securities will become part of the same series as the notes of such series; provided, however, that if such additional debt securities are not fungible with the outstanding notes of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

Governing Law	The notes and the supplemental indenture relating thereto will be, and the base indenture relating thereto is, governed by the laws of the State of New York.

Trustee, Paying Agent and Calculation Agent	U.S. Bank National Association.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-8, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Conflicts of Interest	TD Securities (USA) LLC is our affiliate. The distribution arrangements for this offering comply with the requirements of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including TD Securities (USA) LLC and other affiliates, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data for the periods presented below. The summary consolidated financial data as of September 30, 2017 and 2016 and for each of the years in the three-year period ended September 30, 2017 have been derived from our audited consolidated financial statements for the year ended September 30, 2017, which are incorporated by reference herein. The summary consolidated balance sheet data as of September 30, 2015 have been derived from our audited consolidated financial statements for the year ended September 30, 2015, which are not incorporated by reference herein. The summary consolidated statement of income data for the nine-month periods ended June 30, 2018 and 2017 and the summary consolidated balance sheet data as of June 30, 2018 are derived from our unaudited interim condensed consolidated financial statements for the quarter ended June 30, 2018, which are incorporated by reference herein. The summary consolidated balance sheet data as of June 30, 2017 have been derived from our unaudited condensed consolidated financial statements for the interim period ended June 30, 2017, which are not incorporated by reference herein. Our historical results are not necessarily indicative of the results of operations for future periods, and our results for interim periods are not necessarily indicative of the results that can be expected for the full fiscal year. You should read the following summary consolidated financial data in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended September 30, 2017, and our unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for our quarter ended June 30, 2018, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended June 30,		Fiscal Year Ended September 30,
	2018	2017	2017	2016	2015
	($ in millions)
Income Statement Data:
Transaction-based revenues
Commissions and transaction fees	$1,487	$1,054	$1,384	$1,372	$1,401
Asset-based revenues
Net interest revenue	916	480	690	595	622
Bank deposit account fees	1,149	800	1,107	926	839
Investment product fees	414	309	423	374	334

Total asset-based revenues	2,479	1,589	2,220	1,895	1,795
Other revenues	88	50	72	60	51

Net revenues	4,054	2,693	3,676	3,327	3,247
Total operating expenses	2,691	1,588	2,210	2,009	1,922

Operating income	1,363	1,105	1,466	1,318	1,325
Other expense (income)	85	49	72	53	37

Pre-tax income	1,278	1,056	1,394	1,265	1,288
Provision for income taxes	259	395	522	423	475

Net income	$1,019	$661	$872	$842	$813

Operating margin	34%	41%	40%	40%	41%

Balance Sheet Data (at period end)
Cash and cash equivalents	$1,343	$2,880	$1,472	$1,855	$1,978
Total assets	37,511	30,110	38,627	28,818	26,375
Total long-term debt	2,456	2,561	2,555	1,817	1,800
Stockholders’ equity	7,936	5,460	7,247	5,051	4,903

	Nine Months Ended June 30,		Fiscal Year Ended September 30,
	2018	2017	2017	2016	2015
Key Business Metrics
Total trades (in millions)	153.08	94.63	127.68	116.66	115.85
Average commissions per trade (1)	$7.48	$8.55	$8.33	$11.76	$12.09
Average client trades per day	816,445	504,700	510,710	462,918	461,541
Average spread-based asset balances (2) (in millions)	$149,190	$118,411	$119,238	$106,358	$95,690
Net interest margin (3)	1.83%	1.43%	1.49%	1.41%	1.50%
Average bank deposit account balances (4) (in millions)	$117,916	$93,551	$93,922	$83,706	$75,737
Average interest-earning assets (5) (in millions)	$31,274	$24,860	$25,316	$22,652	$20,223
Average fee-based investment balances (6) (in millions)	$246,069	$180,164	$185,123	$160,734	$156,051
Funded accounts (end of period)	11,399,000	7,279,000	11,004,000	6,950,000	6,621,000
Client assets (end of period, in billions)	$1,229.6	$882.4	$1,118.5	$773.8	$667.4
Net new assets (7) (in billions)	$68.4	$60.2	$80.1	$60.3	$63.0

(1)	Effective in September 2017, the average commissions per trade metric was revised to exclude order routing revenue. Prior periods have been updated to conform to the current presentation.
(2)

Spread-based assets consist of client and brokerage-related asset balances, including bank deposit account balances, client margin balances, segregated cash, deposits paid on securities borrowing and other cash and interest-earning investment balances.

(3)	Net interest margin is calculated for a given period by dividing the annualized sum of bank deposit account fees and net interest revenue by average spread-based assets.
(4)

TD Ameritrade is party to an Insured Deposit Account (“IDA”) agreement with TD Bank USA, N.A. (“TD Bank USA”), TD Bank, N.A. and The Toronto-Dominion Bank (“TD”). Under the IDA agreement, TD Bank USA and TD Bank, N.A. (together, the “TD Depository Institutions”) make available to clients of TD Ameritrade FDIC-insured (up to specified limits) money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. TD Ameritrade provides marketing, recordkeeping and support services for the TD Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the TD Depository Institutions pay TD Ameritrade an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums.

(5)	Interest-earning assets consist of client margin balances, segregated cash, deposits paid on securities borrowing and other cash and interest-earning investment balances.
(6)

Fee-based investment balances consist of client assets invested in money market mutual funds, other mutual funds and our programs such as AdvisorDirect® Essential Portfolios® and Selective Portfolios® on which we earn fee revenues. Fee revenues earned on these balances are included in investment product fees on our consolidated financial statements.

(7)

Net new assets consist of total client asset inflows, less total client asset outflows, excluding activity from business combinations. Client asset inflows include interest and dividend payments and exclude changes in client assets due to market fluctuations. Net new assets are measured based on the market value of the assets as of the date of the inflows and outflows.

RISK FACTORS

Your investment in the notes involves certain risks. You should consult with your own financial and legal advisors as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. Before investing in the notes, you should carefully consider, among other matters, the risk factors below and information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2017, March 31, 2018 and June 30, 2018, each of which is incorporated by reference into this prospectus supplement and accompanying prospectus, as the same may be updated from time to time by our filings with the SEC under the Exchange Act that we incorporate by reference herein. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Notes

The notes will be effectively subordinated to all of the Company’s existing and future secured debt, and to the existing and future debt and other obligations of its subsidiaries, including its broker-dealer subsidiaries, which generate substantially all of its consolidated revenues and net income and own substantially all of its consolidated assets.

The notes are not secured by any of the Company’s assets. As a result, the indebtedness represented by the notes will effectively be subordinated to any existing and future secured indebtedness that the Company may incur, to the extent of the value of the assets securing such indebtedness. The terms of the indenture permit the Company to incur secured debt, subject to certain limitations. In the event of any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding relating to the Company, the proceeds from any sale of the Company’s assets will first be applied to repay any secured creditors that have a lien on such assets before any such proceeds are available to the Company’s unsecured creditors, including the holders of the notes.

The Company’s obligations in respect of the notes are not guaranteed by any of the Company’s subsidiaries, and as a result, the notes will be structurally subordinated to all existing and future obligations of the Company’s subsidiaries, which means that creditors of the Company’s subsidiaries will be paid from the assets of the Company’s subsidiaries before holders of the notes would have any claims to those assets. Unlike the notes, which are not required to be guaranteed by any of our subsidiaries, our 2019 notes (defined below) are required to be unconditionally guaranteed by each of our current and future subsidiaries that is or becomes a borrower or a guarantor under the revolving credit agreement. Currently, there are no subsidiary guarantors of the Company’s obligations under the 2019 notes. As of June 30, 2018, there was $500 million aggregate principal amount of 2019 notes outstanding.

In addition, the terms of the notes will not restrict the Company’s ability or the ability of its subsidiaries to incur other unsecured indebtedness. We may also incur secured debt, subject to certain limitations described under “Description of the Notes—Limitations on Liens” below. If the Company incurs any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon the Company’s insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. At June 30, 2018, the Company and its subsidiaries had $2,553 million of outstanding indebtedness, none of which was secured.

The Company’s ability to service debt, including the notes, is in large part dependent upon the results of operations of its subsidiaries.

TD Ameritrade Holding Corporation is a holding company. The Company conducts almost all of its operations through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. In addition, the Company’s subsidiaries accounted for substantially all of its consolidated revenues and net income. Accordingly, the Company’s cash flow and its ability to service debt, including the notes, is in large part dependent upon the results of operations of its subsidiaries and upon the ability of its subsidiaries to provide cash to it (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of its obligations, to pay any amounts due on the notes or to make any funds available to pay such amounts. The agreements governing the indebtedness of the Company’s subsidiaries may limit the ability of such subsidiaries to pay dividends, make loans or otherwise make funds available to the Company. In addition, dividends, loans and other distributions from certain of the Company’s subsidiaries to the Company are subject to regulatory restrictions, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations. Because the Company depends on the cash flow of its subsidiaries to meet its obligations, these types of restrictions may impair its ability to make scheduled interest and principal payments on the notes.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States interest rates. We expect that the market value of the fixed rate notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the fixed rate notes may decrease. We cannot predict the future level of market interest rates.

Our credit rating, financial condition and results of operations. We expect the notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

The impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

You may not be able to sell your notes if an active trading market for the notes does not develop.

The notes constitute a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.

In addition to our creditworthiness, many factors will affect the trading markets for, and trading values of, your notes. These factors include:

•	the time remaining to the maturity of your notes;

•	the outstanding amount of notes relative to your notes;

•	the level, direction and volatility of market interest rates generally;

•	our financial condition, operating results, cash flows and future prospects; and

•	the overall condition of the financial markets.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase any notes unless you understand and are able to bear the risk that the notes may not be readily saleable, that the value of the notes will fluctuate over time and that these fluctuations may be significant.

In addition, if your investment activities are subject to laws and regulations governing investments, you may not be able to invest in certain types of notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither the Company nor any of its subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, the Company’s ability to pay its obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Description of the Notes—Limitations on Liens” in this prospectus supplement, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You will not be protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Merger or Consolidation” included in the accompanying prospectus.

Redemption may adversely affect your return on the notes.

The Company will have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes—Redemption of the Notes” in this prospectus supplement. The Company may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may repurchase our stock, pay dividends and reduce cash reserves and stockholders’ equity that is available for repayment of the notes.

We have repurchased, and may continue to repurchase, our common stock in the open market or in privately negotiated transactions. In the future, we may repurchase our common stock with cash or other of our assets. Any repurchases that we may make in the future may be significant, and any repurchase would reduce cash and stockholders’ equity that is available to repay the notes. On November 20, 2015, our board of directors authorized the repurchase of up to 30 million shares of our common stock. As of June 30, 2018, we had approximately 26 million shares remaining under this stock repurchase authorization. In addition, we have paid a regular quarterly cash dividend each quarter beginning in fiscal year 2011, and from time to time we have paid special dividends. To the extent we use cash to pay dividends, we will have less cash to satisfy our obligations under the notes.

The amount of interest payable on the floating rate notes is set only once per interest period based on the three-month U.S. dollar LIBOR on the applicable interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month U.S. dollar LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month U.S. dollar LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month U.S. dollar LIBOR is not an indication that the three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time, and you should not take the historical levels of the three-month U.S. dollar LIBOR as an indication of its future performance. You should further note that although the actual three-month U.S. dollar LIBOR on an interest payment date or at other times during an interest period may be higher than the three-month U.S. dollar LIBOR on the applicable interest determination date, you will not benefit from the three-month U.S. dollar LIBOR at any time other than on the interest determination date for such period. As a result, changes in the three-month U.S. dollar LIBOR may not result in a comparable change in the market value of the floating rate notes.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the floating rate notes.

LIBOR and other interest rate, equity, commodity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of ongoing national, international and other regulatory guidance and proposals for reform. These reforms may cause such “benchmarks” to perform differently than in the past or to disappear entirely or may have other consequences which cannot be predicted. Any such consequence could have an adverse effect on any notes linked to such a “benchmark,” including the floating rate notes.

In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021.

Key regulatory proposals for reform of “benchmarks” in the European Union (“EU”) include the International Organisation of Securities Commissions’ Principles for Financial Benchmarks (July 2013) and Regulation (EU) 2016/1011 of the European Parliament and of the Council of June 8, 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds (the “benchmarks regulation”). The benchmarks regulation could have a material impact on a “benchmark” rate (and in turn any notes linked to it), if, among other things, (a) subject to applicable transitional provisions, the benchmark administrator is based in the EU and does not obtain authorization or registration (or such authorization or registration is withdrawn), or, if non-EU-based, has not satisfied certain “equivalence” conditions in its local jurisdiction or (b) the methodology or other terms of the “benchmark” are changed in order to comply with the terms of the Benchmarks Regulation, which could have the effect of reducing or increasing the rate or level of the benchmark or affecting the volatility of the published rate or level. In the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee of the Federal Reserve Board and the Federal Reserve Bank of New York. Any of the foregoing changes, any other changes to LIBOR as a result of national, international and other regulatory guidance and proposals for reform or other initiatives, or any further uncertainty surrounding the implementation of such changes, could have an adverse effect on the value of and return on the floating rate notes.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the floating rate notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

If we, in our sole discretion, determine that LIBOR has been permanently or indefinitely discontinued and we have notified the calculation agent of such determination (a “LIBOR event”), the calculation agent will use, as directed by us, as a substitute for LIBOR (the “alternative rate”) for each future interest determination date for the floating rate notes, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the calculation agent will, as directed by us, make such adjustments to the alternative rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“adjustments”), in each case that are consistent with market practice for the use of such alternative rate for debt obligations such as the floating rate notes. Notwithstanding the foregoing, if we determine that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, we may, in our sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on us, the calculation agent, the trustee and the holders of the floating rate notes. If a LIBOR event has occurred, but for any reason an alternative rate has not been determined or there is no such market practice for the use of such alternative rate (and, in each case, an IFA has not determined an appropriate alternative rate and adjustments), the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period. See “Description of the Notes—Interest on the Floating Rate Notes.”

At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for securities the interest or dividend on which is determined by reference to LIBOR, such as the floating rate notes. To the extent the three-month LIBOR rate is permanently or indefinitely discontinued or is no longer quoted, the applicable base rate used to calculate interest payments on the floating rate notes will be determined using the alternative methods described in “Description of the Notes—Interest on the Floating Rate Notes.” Any of these alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the floating rate notes if the three-month LIBOR rate was available in its current form. The final alternative method sets the interest rate at the same rate as the immediately preceding interest period. In the event market interest rates rise thereafter, the floating rate notes would bear a fixed rate and could decline in value because the premium, if any, over market interest rates will decline.

More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark,” such as the floating rate notes.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discount and estimated offering expenses, of approximately $993 million from this offering. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including to augment liquidity.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization at June 30, 2018, on an actual basis and on an as adjusted basis to reflect the issuance of the notes offered hereby.

You should read the following table together with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2018
($ in millions)	Actual	As adjusted
Cash and cash equivalents	$1,785	$2,778

Securities sold under repurchase agreements	97	97
Notes payable and long-term debt:
2019 notes	500	500
2022 notes	750	750
2025 notes	500	500
2027 notes	800	800
Notes offered hereby	—	1,000
Fair value hedges on senior notes	(77)	(77)
Unamortized discounts and debt issuance costs	(17)	(24)

Total notes payable and long-term debt	2,553	3,546
Total stockholders’ equity	7,936	7,936

Total capitalization	$10,392	$11,385

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Unsecured Revolving Credit Facilities

On April 21, 2017, the Company entered into a credit agreement consisting of a senior unsecured revolving credit facility in the aggregate principal amount of $300 million (the “revolving credit agreement”). The maturity date of the revolving credit agreement is April 21, 2022. TD Ameritrade Clearing, Inc. (“TDAC”), the Company’s clearing broker-dealer subsidiary, currently maintains two senior unsecured committed revolving credit facilities in an aggregate principal amount of $1.45 billion, consisting of a $600 million (the “$600 million revolving facility”) and an $850 million (the “$850 million revolving facility”) senior revolving facility (collectively, the “TDAC revolving facilities,” and together with the revolving credit agreement, the “senior unsecured revolving credit facilities”) entered into on April 21, 2017 and May 17, 2018, respectively. The maturity dates of the $600 million revolving facility and the $850 million revolving facility are April 21, 2022 and May 16, 2019, respectively.

As of October 26, 2018, there were no borrowings outstanding under the senior unsecured revolving credit facilities.

For more information regarding the senior unsecured revolving credit facilities, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated herein by reference.

Senior Notes

On November 25, 2009, the Company sold, through a public offering, $500 million aggregate principal amount of 5.600% Senior Notes due December 1, 2019 (the “2019 notes”). Interest on the 2019 notes is payable semi-annually in arrears on June 1 and December 1 of each year. The 2019 notes are required to be jointly and severally and fully and unconditionally guaranteed by each of the Company’s current and future subsidiaries that is or becomes a borrower or a guarantor under the revolving credit agreement. Currently, there are no subsidiary guarantors of the Company’s obligations under the 2019 notes.

On October 17, 2014, the Company sold, through a public offering, $500 million aggregate principal amount of unsecured 3.625% Senior Notes due April 1, 2025 (the “2025 notes”). Interest on the 2025 notes is payable semi-annually in arrears on April 1 and October 1 of each year. The Company’s obligations in respect of the 2025 notes are not guaranteed by any of its subsidiaries.

On March 4, 2015, the Company sold, through a public offering, $750 million aggregate principal amount of unsecured 2.950% Senior Notes due April 1, 2022 (the “2022 notes”). Interest on the 2022 notes is payable semi-annually in arrears on April 1 and October 1 of each year. The Company’s obligations in respect of the 2022 notes are not guaranteed by any of its subsidiaries.

On April 27, 2017, the Company sold, through a public offering, $800 million aggregate principal amount of unsecured 3.300% Senior Notes due April 1, 2027 (the “2027 notes”). Interest on the 2027 notes is payable semi-annually in arrears on April 1 and October 1 of each year. The Company’s obligations in respect of the 2027 notes are not guaranteed by any of its subsidiaries.

For more information regarding these notes, see Note 8 in our unaudited interim condensed consolidated financial statements incorporated by reference herein.

Interest Rate Swaps

We have in the past and may in the future enter into interest rate swaps or similar transactions to convert all or a portion of our interest rate exposure from fixed to floating rates or otherwise manage our interest rate exposure. Any such interest rate swaps or similar transactions may effectively convert all or a portion of our fixed-rate debt to variable rate debt.

For more information regarding our existing interest rate swaps, see Note 8 in our unaudited interim condensed consolidated financial statements incorporated by reference herein.

Repurchase Agreements

The Company has entered into repurchase agreements with a face value of $97 million (the “repurchase agreements”). The weighted average interest rate on the balances outstanding as of June 30, 2018 and September 30, 2017 was 2.15% and 1.25%, respectively. The remaining contractual maturity of the repurchase agreements with outstanding balances as of June 30, 2018 and September 30, 2017, was less than 30 days and 90 days, respectively.

For more information regarding these repurchase agreements, see Note 8 in our unaudited interim condensed consolidated financial statements incorporated by reference herein.

DESCRIPTION OF THE NOTES

The notes will be issued by TD Ameritrade Holding Corporation under a base indenture (the “base indenture”), dated October 22, 2014, between TD Ameritrade Holding Corporation and U.S. Bank National Association, as trustee (the “trustee”), to be supplemented by a supplemental indenture to be entered into on the issue date with respect to the notes (as so supplemented, the “indenture”). The indenture contains provisions which define your rights under the notes. In addition, the indenture covers the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The accompanying prospectus provides a more complete description of the indenture. The following description is meant to be only a summary of the provisions of the indenture and the notes that we consider material. It does not restate the terms of the indenture or the notes in their entirety. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes, which we have incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the notes set forth under “Description of Debt Securities” included in the accompanying prospectus. In this “Description of the Notes,” “we,” “us,” “our,” “the Company” and similar words refer only to TD Ameritrade Holding Corporation and not to any of its subsidiaries.

General

The notes will be our unsecured, unsubordinated obligations, and will rank equally in right of payment with all of our existing and future unsubordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of our subsidiaries. At June 30, 2018, the Company and its subsidiaries had $2,553 million of outstanding indebtedness, none of which was secured.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry, Delivery and Settlement,” the notes will not be issuable in certificated form.

Principal, Maturity and Interest of the Fixed Rate Notes

We will initially issue $400 million aggregate principal amount of the fixed rate notes in this offering.

The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may in the future from time to time, without notice to or consent of the holders of the fixed rate notes, create and issue additional debt securities having the same terms and conditions as the fixed rate notes offered by this prospectus supplement (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with the fixed rate notes offered hereby in all respects. If issued, any such additional debt securities will become part of the same series of fixed rate notes offered by this prospectus supplement; provided, however, that if such additional debt securities are not fungible with the outstanding fixed rate notes of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number. No additional fixed rate notes may be issued if any event of default has occurred and is continuing with respect to the fixed rate notes.

The fixed rate notes will mature on April 1, 2024. If the maturity date of the fixed rate notes falls on a day that is not a business day, we will postpone the payment of principal and interest on such fixed rate notes to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of such fixed rate notes will not be entitled to any further interest or other payments with respect to such postponement.

The fixed rate notes will accrue interest at a rate per year equal to 3.750%. Interest on the fixed rate notes will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.

Interest on the fixed rate notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2019, to the persons in whose names such fixed rate notes are registered at the close of business on the preceding March 15 or September 15, as the case may be (whether or not a business day); provided however, that interest payable on the maturity date will be paid to the person to whom the principal will be payable.

The amount of interest payable on the fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any day on which interest is payable on the fixed rate notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

Principal, Maturity and Interest of Floating Rate Notes

We will initially issue $600 million aggregate principal amount of the floating rate notes in this offering.

The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may in the future from time to time, without notice to or consent of the holders of the floating rate notes, create and issue additional debt securities having the same terms and conditions as the floating rate notes offered by this prospectus supplement (other than the original issuance date and, in some cases, the public offering price, the initial interest accrual date, the initial interest determination date and the initial interest payment date) and ranking equally and ratably with the floating rate notes offered hereby in all respects. If issued, any such additional debt securities will become part of the same series of floating rate notes offered by this prospectus supplement; provided, however, that if such additional debt securities are not fungible with the outstanding floating rate notes of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number. No additional floating rate notes may be issued if any event of default has occurred and is continuing with respect to the floating rate notes.

The floating rate notes will mature on November 1, 2021. If the maturity date of the floating rate notes falls on a day that is not a business day, we will postpone the payment of principal and interest on such floating rate notes to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of such floating rate notes will not be entitled to any further interest or other payments with respect to such postponement.

The floating rate notes will accrue interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 0.430% per annum. Interest on the floating rate notes will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.

Interest on the floating rate notes will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, and on the maturity date and any redemption date, commencing on February 1, 2019 (a “floating rate interest payment date”), to the persons in whose names such floating rate notes are registered on the preceding January 15, April 15, July 15 or October 15, as the case may be (whether or not a business day); provided, however, that interest payable on the maturity date or any redemption date will be payable to the persons to whom the principal of such floating rate notes is payable. If a floating rate interest payment date (other than any maturity date or any earlier redemption date) is not a business day, then such floating rate interest payment date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case the floating rate interest payment date shall be the immediately preceding business day. If the maturity date or any earlier redemption date of any floating rate notes falls on a day that is not a business day, the payment of principal and interest, if any, otherwise payable on such date will be postponed to the next succeeding business day, and no interest on such payment will accrue from and after the maturity date or earlier redemption date, as applicable.

The floating rate notes will bear interest for each interest period at a rate determined by U.S. Bank National Association, acting as calculation agent. The interest rate on floating rate notes for each day of an interest period will be a rate equal to LIBOR as determined on the interest determination date plus the amount, per year, described above.

The interest rate for each interest period will be reset on February 1, May 1, August 1 and November 1 of each year (each such date, an “interest reset date”), and will be set for the initial interest period on the date of original issuance of the floating rate notes. If any interest reset date would otherwise be a day that is not a business day, such interest reset date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such interest reset date shall be the immediately preceding business day. The initial interest period for the floating rate notes will be the period from and including the original issuance date of the floating rate notes to, but excluding, the first interest reset date. Thereafter, an “interest period” shall mean the period from and including an interest reset date to, but excluding, the next succeeding interest reset date and, in the case of the last such period, from and including the interest reset date immediately preceding the maturity date of the floating rate notes or any earlier redemption date of the floating rate notes, as the case may be, to, but excluding, such maturity date or earlier redemption date.

The interest determination date for the initial interest period will be the date that is the second London business day preceding the date of original issuance of the floating rate notes and for any other interest period will be the second London business day preceding the relevant interest reset date. A ‘‘London business day’’ is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Promptly upon determination, the calculation agent will inform us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be conclusive and binding on the holders of the floating rate notes, the trustee and us. So long as LIBOR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail to duly establish LIBOR for any interest period, or that we propose to remove such calculation agent, we shall appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, or if “Reuters Page LIBOR01” is not available at such time, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

Subject to the immediately following paragraph, if no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide to the calculation agent a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide to the calculation agent a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

Notwithstanding the paragraph immediately above, if the Company, in its sole discretion, determines that LIBOR has been permanently or indefinitely discontinued and the Company has notified the calculation agent of such determination (a “LIBOR event”), the calculation agent will use, as directed by the Company, as a substitute for LIBOR (the “alternative rate”) for each future floating rate interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the calculation agent will, as directed by the Company, make such adjustments to the alternative rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“adjustments”), in each case that are consistent with market practice for the use of such alternative rate. Notwithstanding the foregoing, if the Company determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, the Company may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be conclusive and binding on the Company, the calculation agent, the trustee and the holders of floating rate notes. If a LIBOR event has occurred, but for any reason an alternative rate has not been determined or there is no such market practice for the use of such alternative rate (and, in each case, an IFA has not determined an appropriate alternative rate and adjustments), the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period (for purposes hereof, this paragraph will be referred to as the “LIBOR alternative rate provision”).

The amount of interest for each day that the floating rate notes of any series are outstanding (the “daily interest amount”) will be calculated by dividing the floating interest rate in effect for such day for such series by 360 and multiplying the result by the principal amount of the floating rate notes of such series (known as the “Actual/360” day count). The amount of interest to be paid on the floating rate notes for any interest period will be calculated by adding the daily interest amounts for each day in such interest period. The interest rate on the floating rate notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Upon prior written request from any holder of the floating rate notes, the calculation agent will provide the interest rate in effect on the floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

No Sinking Fund

The notes will not be entitled to any sinking fund.

Redemption of the Notes

Optional Redemption of the Fixed Rate Notes

Prior to March 2, 2024 (30 days prior to the maturity date of the fixed rate notes) (the “fixed rate notes par call date”), the fixed rate notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the fixed rate notes to be redeemed, and

(ii) as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portions of such payments of interest accrued and unpaid as of the redemption date) assuming that such fixed rate notes matured on the fixed rate notes par call date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 15 basis points, plus, in each case of (i) and (ii), accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the fixed rate notes par call date, the fixed rate notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the fixed rate notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Notwithstanding the foregoing, installments of interest on any fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the fixed rate notes and the indenture.

For purposes of the “—Optional Redemption of the Fixed Rate Notes,” the following definitions are applicable:

“comparable treasury issue” means that United States Treasury security selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term (as measured from the redemption date and assuming, for this purpose, that the fixed rate notes matured on the fixed rate notes par call date) of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the fixed rate notes (assuming, for this purpose, that the fixed rate notes matured on the fixed rate notes par call date).

“comparable treasury price” means, with respect to any redemption date, (i) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (ii) if the quotation agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“quotation agent” means a reference treasury dealer appointed by us.

“reference treasury dealer” means (i) each of Barclays Capital Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC or any of their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another primary treasury dealer, and (ii) at least two other primary treasury dealers selected by us.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue

(expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

Optional Redemption of the Floating Rate Notes

The floating rate notes will be redeemable, in whole or in part, at any time on or after October 2, 2021 (30 days prior to the maturity of the floating rate notes) (the “floating rate notes par call date”) at a redemption price equal to 100% of the principal amount of the floating rate notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Notwithstanding the foregoing, installments of interest on any floating rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the floating rate notes and the indenture.

General

Notice of redemption of any series to be redeemed at our option shall be given by us, or at our request, by the trustee in our name and expense.

Notice of any redemption will be mailed or sent electronically at least 15 days, but not more than 60 days, before the redemption date to each registered holder of the series of notes to be redeemed, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Once notice of redemption is mailed or sent electronically, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such series of notes or portion thereof called for redemption.

We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

If less than all of the notes of any series are to be redeemed at any time, and if such series of notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply. If such series of notes are not global notes held by DTC, the trustee will select notes of such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

If a note of any series is to be redeemed in part only, the notice of redemption will state the portion of the principal amount of such note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Limitations on Liens

As long as any of the notes are outstanding, we will not, and will not permit any of our subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, in each case on the voting securities of TD Ameritrade Online Holdings Corporation, TD Ameritrade Clearing, Inc. and TD Ameritrade, Inc., unless we shall cause the notes to be secured equally and ratably with (or, at our option, prior to) any indebtedness secured thereby. However, the indenture will permit liens on the voting stock of such subsidiaries without securing the notes if the liens arise because of:

•	claims against us for taxes or assessments other governmental charges or levies that are not then due and delinquent, that we are contesting in good faith, or that are for less than $1 million;

•	litigation or legal proceedings that we are contesting in good faith or that involve claims against us for less than $1 million;

•	deposits to secure, or in place of, any surety, stay, appeal or customs bonds; or

•	any other reason if our Board of Directors determines that the lien will not materially detract from or interfere with the present value or control by us of the voting stock subject to the lien.

When a lien securing indebtedness for borrowed money that gave rise to this covenant’s requirement that the notes be secured to the same extent is released or terminated, as the case may be, by the holder or holders thereof, then the corresponding lien that secures the notes will be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any person.

Discharge

The indenture will cease to be of further effect with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

•

(i) we have paid or caused to be paid the principal of, premium, if any, and interest on all the debt securities as and when such debt securities shall have become due and payable, (ii) all the debt securities of such series shall have been delivered to the trustee for cancellation or (iii) all the debt securities of such series not delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year (or, in the case of securities that pay interest at a floating rate, within the remaining term of the then current interest period) or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we, in the case of clause (iii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars or the equivalent in U.S. government securities sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with.

Book-Entry, Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. Where the indenture provides for notice or other communication with respect to any event to a holder of a registered global security, that notice or other communication will be sufficiently given if given to the depositary (or its designee or nominee who is listed as a holder on the securities register), pursuant to its customary procedures.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A., which we refer to as Clearstream, or Euroclear Bank SA/NV (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in global notes will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of that global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC or its nominee for that registered global note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of notes take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

We will make payments due on any global note to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests, or any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes represented by a global note, DTC may request the exchange of each global note for definitive notes.

If DTC is at any time unwilling or unable to continue as depositary for the global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global notes that had been held by DTC. Any notes issued in definitive form in exchange for a global note will be registered in the name or names that DTC gives to the trustee or other relevant agent of us or the trustee. It is expected that DTC’s instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trustee, Paying Agent and Calculation Agent

The trustee under the indenture is U.S. Bank National Association.

On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes and the calculation agent for the floating rate notes is U.S. Bank National Association.

The trustee has not provided or approved any information in this prospectus supplement, takes no responsibility for any information contained in this prospectus supplement and makes no representations as to the contents of this prospectus supplement. The indenture provides that the trustee has certain rights including that, upon any request or application by us to the trustee to take any action under the indenture, we shall furnish to the trustee an officer’s certificate and an opinion of counsel stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the indenture relating to the proposed action have been complied with.

Governing Law

The base indenture is, and the supplemental indenture and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“capital stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

but excluding from all of the foregoing any debt securities convertible into capital stock, whether or not such debt securities include any right of participation with capital stock.

“governmental authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or other entity of whatever nature.

“subsidiary” means, with respect to any specified person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person or (b) the only general partners of which are that person or one or more subsidiaries of that person (or any combination thereof).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the purchase, ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. Holders and Non-U.S. Holders who purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold their notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or former long-term residents of the United States, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction). This discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations relating to any requirement for certain holders to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”. Moreover, this discussion does not address any non-U.S., state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state within the United States or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO

THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that certain payments in excess of stated interest or principal, or prior to their scheduled payment dates, will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts, if there is only a remote chance as of the date the notes were issued that such payments will be made. We intend to take the position that the likelihood that payments of such excess or accelerated amounts is remote within the meaning of the Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income, gain or loss recognized by a holder.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will generally be included in the income of a U.S. Holder as ordinary interest income at the time such interest payments are accrued or received, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the issue price of the notes is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with the constant yield to maturity method (as set forth in the applicable Treasury regulations).

Sale or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount such U.S. Holder paid for the note. Any gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of interest on the notes and payments of the proceeds from a sale or other disposition of the notes. U.S. federal backup withholding (currently at a rate of 24%) generally will apply to such payments if the U.S. Holder fails to provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption”, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for the portfolio interest exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

If a Non-U.S. Holder does not qualify for the “portfolio interest exemption” described above, payments of interest made to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, and a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below regarding U.S. federal backup withholding and FATCA, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; or

•	such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition of a note at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.

Effectively Connected Income

If interest or gain recognized on a note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. Instead, such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular graduated U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless such Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

Payments of interest and proceeds of a sale or other disposition of the notes to a Non-U.S. Holder may be subject to U.S. federal backup withholding unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner.

FATCA

Under legislation enacted in 2010, referred to as FATCA, withholding tax at a rate of 30% generally applies to payments of interest on, and payments of gross proceeds from the disposition (including a sale or redemption) of, a note, in each case, if paid to (i) a “foreign financial institution” (as defined for purposes of FATCA), whether as the beneficial owner or as an intermediary for the beneficial owner, unless such institution (A) is exempt from FATCA withholding pursuant to an applicable intergovernmental agreement entered into between the jurisdiction in which it is located and the United States, (B) enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (C) meets other exemptions (including where such foreign financial institution is not the ultimate beneficial owner of such amounts) or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the “substantial U.S. owners” (as defined for purposes of FATCA) of the entity or meets other exemptions. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing a U.S. federal income tax return. Withholding under FATCA generally will apply to payments of interest on a note regardless of when they are made. However, under applicable Treasury regulations and IRS guidance, withholding under FATCA generally will not apply to payments of gross proceeds from the sale or other disposition of a note earlier than January 1, 2019. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us the respective principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Fixed Rate Notes due 2024	Principal Amount of Floating Rate Notes due 2021
Barclays Capital Inc.	$80,000,000	$120,000,000
Citigroup Global Markets Inc.	80,000,000	120,000,000
TD Securities (USA) LLC	80,000,000	120,000,000
J.P. Morgan Securities LLC	40,000,000	60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	40,000,000	60,000,000
U.S. Bancorp Investments, Inc.	40,000,000	60,000,000
Wells Fargo Securities, LLC	40,000,000	60,000,000

Total	$400,000,000	$600,000,000

The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain securities dealers at such prices less a concession not in excess of 0.350% of the principal amount of the fixed rate notes and 0.200% of the principal amount of the floating rate notes. The underwriters may allow, and dealers may reallow, a concession not in excess of 0.250% of the principal amount of the fixed rate notes and 0.150% of the principal amount of the floating rate notes to other dealers. After the initial offering of the notes, the public offering prices, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $2.1 million.

The Company has agreed to indemnify the underwriters against certain liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect thereof.

Each series of notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering of notes, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

TD Securities (USA) LLC is an affiliate of TD Ameritrade Holding Corporation. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including TD Securities (USA) LLC and other affiliates, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Trustee Conflict of Interest

U.S. Bank National Association is the trustee under the indenture. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank National Association, is an underwriter in this offering of notes. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, U.S. Bank National Association would be deemed to have a conflicting interest, by virtue of being an affiliate of one of the underwriters. In that event, U.S. Bank National Association would be required to resign as trustee or eliminate the conflicting interest.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates are agents and/or lenders under our senior unsecured revolving credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the notes in any

Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Law No. 25 of 1948, as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the prospectus, nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the prospectus, nor any other offering or marketing material relating to the offering, us, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

LEGAL MATTERS

The validity of the notes and certain other matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of TD Ameritrade appearing in TD Ameritrade’s Annual Report on Form 10-K for the year ended September 30, 2017, and the effectiveness of TD Ameritrade’s internal control over financial reporting as of September 30, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

The carved-out combined financial statements of Scottrade Financial as of September 30, 2016 and for the year ended September 30, 2016, appearing in TD Ameritrade’s Current Report on Form 8-K/A filed with the SEC on November 17, 2017, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such carved-out combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

TD Ameritrade Holding Corporation

Debt Securities

TD Ameritrade Holding Corporation may offer the debt securities from time to time in one or more series. We will provide specific terms of any offering of these debt securities, including the terms of the offering, the public offering price, the net proceeds to us, the manner of distribution and any underwriting compensation, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities will be the public offering price of those debt securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable commission, in the case of an offering made through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 3 of this prospectus and the other risk factors included or incorporated by reference in this prospectus and any applicable prospectus supplement before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2017.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act.” Under the automatic shelf registration process, we may, over time, offer and sell the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus only provides you with a general description of the debt securities we may offer. Each time we offer and sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus will be superseded by the information in the prospectus supplement. Before you make any investment decision, you should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the terms “we,” “us,” “our,” or “TD Ameritrade” mean TD Ameritrade Holding Corporation and its subsidiaries, references to the “Company” mean TD Ameritrade Holding Corporation and not any of its subsidiaries, and references to “fiscal” mean the Company’s fiscal year ended September 30.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated or deemed to be incorporated by reference herein or therein, or in any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any free writing prospectus.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

The exhibits to our registration statement of which this prospectus is a part contain the full text of certain agreements and other important documents we have summarized in or incorporated by reference into this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 001-35509):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on November 18, 2016;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016, filed with the SEC on February 6, 2017;

•	Current Reports on Form 8-K filed with the SEC on October 28, 2016 (two filings), November 23, 2016, December 9, 2016 and February 24, 2017; and

•

The information in the Definitive Proxy Statement for our 2017 Annual Meeting of Stockholders filed with the SEC on January 4, 2017 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

We also incorporate by reference any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” (other than any portion of such filings that are furnished under applicable SEC rules rather than filed), on or after the date of this prospectus until we have terminated the offering of the debt securities offered by this prospectus. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

Our SEC filings are available free of charge through our Internet website at http://www.amtd.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. However, the information on our Internet website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention: Investor Relations

Telephone: (800) 237-8692

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

Our common stock is listed on the Nasdaq Global Select Market. You may inspect reports, proxy statements and other information about us at the office of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York, 10006.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar words or expressions. In particular, forward-looking statements contained or incorporated by reference in this prospectus include our expectations regarding: the effect of client trading activity on our results of operations; the effect of changes in interest rates on our net interest spread; diluted earnings per share; average commissions and transaction fees per trade; amounts of commissions and transaction fees, asset-based revenues, insured deposit account fees, net interest revenue and investment product fees; net interest margin; the average yield earned on insured deposit account assets; the effect of the FDIC surcharge on our insured deposit account fees; growth in spread-based and fee-based asset balances; amounts of total operating expenses; our effective income tax rate; our capital and liquidity needs and our plans to finance such needs; and our clearinghouse deposit requirements. Our actual results could differ materially from those anticipated in such forward-looking statements. Important factors that may cause such differences include, but are not limited to: general economic and political conditions and other securities industry risks; fluctuations in interest rates; stock market fluctuations and changes in client trading activity; credit risk with clients and counterparties; increased competition; systems failures, delays and capacity constraints; network security risks; liquidity risk; new laws and regulations affecting our business; regulatory and legal matters and uncertainties; inability to obtain regulatory approval for our planned acquisition of Scottrade Financial Services, Inc. (“Scottrade”), including the completion of the merger between Scottrade Bank and TD Bank, N.A., delay or failure to close such transaction or meet other closing conditions; and the other risks and uncertainties set forth under the caption “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and any subsequently filed reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date on which the statements were made. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.

THE COMPANY

TD Ameritrade, a Delaware corporation, was established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. TD Ameritrade is a leading provider of securities brokerage services and technology-based financial services to retail investors, traders and independent registered investment advisors. TD Ameritrade common stock is traded on the Nasdaq Global Select Market under the symbol “AMTD.” Our principal executive offices are located at 200 South 108th Avenue, Omaha, Nebraska 68154, and our telephone number at that address is (402) 331-7856. Our website is located at http://www.amtd.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or applied to repay short-term debt prior to their stated use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended December 31,	Fiscal Year Ended September 30,
	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	18.0x	17.2x	20.8x	28.0x	21.9x	18.0x
Ratio of earnings to fixed charges, excluding brokerage interest expense(2)	19.8x	18.8x	22.8x	32.0x	25.1x	20.2x

(1)

For purposes of calculating our ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges, less capitalized interest and undistributed earnings of an equity investee. “Fixed charges” consist of (i) interest on indebtedness, including amortization of capitalized debt issuance costs, (ii) brokerage interest expense, and (iii) the portion of rents representative of interest expense (which we estimate to be one-third of rental expense).

(2)

Because interest expense incurred in connection with brokerage activities is completely offset by brokerage interest revenue, we consider such interest to be a reduction of net revenues. Accordingly, the ratio of earnings to fixed charges, excluding brokerage interest expense, reflects the elimination of such interest expense from fixed charges.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities in one or more series. The debt securities will be issued under the indenture between us and U.S. Bank National Association, as trustee (the “trustee”) dated as of October 22, 2014 (the “indenture”). We have summarized below the material provisions of the indenture. Additionally, the indenture is subject to the provisions of the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the indenture which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture. Definitions of certain terms used in this “Description of Debt Securities” may be found below under “—Certain Definitions.” In this “Description of Debt Securities,” “we,” “us,” “our,” “the Company” and similar words refer to TD Ameritrade Holding Corporation, the issuer of the debt securities, and not any of its subsidiaries.

General

The debt securities will be our general obligations and will rank on parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness.

We may issue the debt securities in one or more series. The indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving the Company. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

We will describe in a supplement to this prospectus the particular terms of any debt securities being offered, including any modifications of or additions to the general terms of the debt securities and any material U.S. federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the prospectus supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this prospectus before investing.

The particular terms of a series of debt securities will be set forth in an officers’ certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the indenture as supplemented by any officers’ certificate or supplemental indenture because the indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

The applicable prospectus supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

•	the public offering price;

•	the original issue and stated maturity date or dates;

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the manner and place of payment of principal and interest, if any;

•	if other than U.S. dollars, the currency or currencies in which payment of the public offering price and/or principal and interest, if any, may be made;

•	whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

•	whether (and if so, when and at what price) the debt securities can be redeemed by us or the holder;

•

under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

•

whether the debt securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, and, if so, the form and terms of such certificates, documents or conditions;

•	where the debt securities can be exchanged or transferred;

•

whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	whether (and if so, when and at what rate) the debt securities will be convertible into shares of our common stock;

•	whether there will be a sinking fund;

•	provisions, if any, for the defeasance or discharge of the debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities;

•	whether the debt securities will be guaranteed and, if so, the terms of such guarantees; and

•	any other terms of the series.

If we issue original issue discount securities, we will also describe in the applicable prospectus supplement the U.S. federal income tax consequences and other special considerations applicable to those securities.

We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided in the applicable prospectus supplement, the aggregate principal amount of a series may be increased and additional debt securities of such series may be issued.

Denominations, Registration, Transfer and Exchange

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “—Book-Entry, Delivery and Form” below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities we issue in bearer form will have coupons attached.

Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

We are not required (i) to issue, register the transfer of or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

If we issue a series of debt securities only in registered form, we will maintain in each place of payment for those debt securities an office or agency where the debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture. We may also maintain an office or agency in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of a series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the applicable series of debt securities.

Restrictive Covenants

The prospectus supplement relating to a series of debt securities may describe restrictive covenants, if any, to which we may be bound under the applicable indenture.

Merger or Consolidation

Unless otherwise indicated in the applicable prospectus supplement, as long as any debt securities are outstanding, we may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

•

either (a) we are the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity is a corporation or limited liability company organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

•

the surviving or successor entity (if other than the Company) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing; and

•

the surviving or successor entity shall have delivered to the trustee an opinion of counsel stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another person. However, this restriction on mergers and consolidations shall not apply to:

•	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

•	any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and its Subsidiaries.

Reports by the Company

We will file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Filing of any such annual report, information, documents and such other reports on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC will be deemed to satisfy this requirement.

Events of Default

“Event of Default” means, with respect to a series of debt securities, any of the following events:

•	failure to pay interest on the debt securities of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of such series when due (at maturity, upon redemption or otherwise);

•

failure to comply with any covenant or other agreement in the indenture or any term in the debt securities for 60 days after we receive notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding voting as a single class;

•

certain events of bankruptcy, insolvency or reorganization of the Company or any of our Subsidiaries that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

•	any other event of default provided with respect to debt securities of such series pursuant to the indenture.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding debt securities of each series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a particular series may declare all the debt securities of such series to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or premium, on such debt securities, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to any series of debt securities at the request or direction of any holders of such series of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a debt security of a particular series may pursue any remedy with respect to the indenture or such series of debt securities unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series have requested the trustee to pursue the remedy;

(3) such holders have offered security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series by notice to the trustee may, on behalf of the holders of all of the debt securities of such series, rescind an acceleration or waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of such series.

We are required to deliver to the trustee annually a certificate regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

Modification or Waiver

We and the trustee may at any time and from time to time, amend the indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

•	to effect the assumption of our obligations under the indenture by a successor Person;

•	to impose additional covenants and events of default or to add guarantees of any Person for the benefit of the holders of any series of debt securities;

•

to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities of any series in registered form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of such series or related coupons in any material respect;

•

to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities of any series;

•

to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•

to cure any ambiguity, to correct or supplement any other provision therein, or to make any other provisions with respect to matters or questions arising under the indenture; provided, that such action pursuant to this clause shall not adversely affect the interests of the holders of outstanding debt securities of any series in any material respect;

•

to conform the text of the indenture or the debt securities to any provision of a description of such debt securities appearing in a prospectus or a prospectus supplement to which such debt securities were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture or the debt securities; and

•	to comply with requirements of the SEC in order to effect or maintain the qualification of this indenture under the Trust Indenture Act.

In addition, we and the trustee may modify the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of debt securities of such series under, the indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

•

change the stated maturity of the principal of, or any installment of interest on, the debt securities of any series or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the debt securities of any series following maturity thereof;

•	reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any waiver of defaults or compliance with certain provisions of the indenture; or

•

modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby.

A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, premium, if any, or interest on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

The Indenture will cease to be of further effect with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

•

(i) we have paid or caused to be paid the principal of, premium, if any, and interest on all the debt securities as and when such debt securities shall have become due and payable, (ii) all the debt securities of such series shall have been delivered to the trustee for cancellation or (iii) all the debt securities of such series not delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year (or, in the case of securities that pay interest at a floating rate, within the remaining term of the then current interest period) or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we, in the case of clause (iii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars or the equivalent in U.S. government securities sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture;

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with; and

•

we have delivered to the trustee (x) an opinion of counsel, by counsel of recognized standing in respect of U.S. federal income tax matters, to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of any deposit of funds described above and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel.

We may elect to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the indenture) when:

•

we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of (x) all principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series when due and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series when due;

•

such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest (within the meaning of Section 3.10(b) of the Trust Indenture Act) with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•

on the date of such deposit, (i) there is no continuing Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series and (ii) no Event of Default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•

we have delivered to the trustee (x) an opinion of counsel, by counsel of recognized standing in respect of U.S. federal income tax matters, to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of any deposit of funds described above and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel.

We may choose to be released from our obligation to comply with any agreement in the indenture (except (i) the covenant to pay, when due, interest on the debt securities and (ii) the covenant to pay, when due, the principal of, or premium, if any, on the debt securities) with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•

we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series (i) money in an amount, or (ii) U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to in subclause (x) or (y) below money in an amount or (iii) any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee (x) the principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series when due and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series when due;

•

on the date of such deposit, no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series shall have occurred and be continuing;

•

such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest (within the meaning of Section 310(b) of the Trust Indenture Act) with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound; and

•

we have delivered to the trustee (x) an opinion of counsel, by counsel of recognized standing in respect of U.S. federal income tax matters, to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of any deposit of funds described above and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel.

Notwithstanding the foregoing, if we exercise this option and an Event of Default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the agreements in the indenture with respect to those debt securities will be reinstated.

The Trustee Under the Indenture

We may maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee under the indenture, or any affiliate or successor thereof.

Book-Entry, Delivery and Form

We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary or its nominee.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on any debt securities represented by a global security to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of securities (including the presentation of securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities represented by a global security, DTC will exchange each global security for definitive securities, which it will distribute to its participants.

If the depositary for any of the debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the debt securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certain Definitions

We have summarized below certain defined terms as used in the indenture. We refer you to the indenture for the full definition of these terms.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Significant Subsidiary” means, at any time, any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated by the SEC pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date of the indenture, determined based upon the Company’s most recent consolidated financial statements for the most recently completed fiscal year as set forth in the Company’s Annual Report on Form 10-K (or 10-K/A) filed with the SEC; provided that in the case of a Subsidiary formed or acquired after the date of the indenture, the determination of whether such Subsidiary is a Significant Subsidiary shall be made on a pro forma basis based on the Company’s most recent consolidated financial statements for the most recently completed fiscal quarter or fiscal year, as applicable, as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K/A), as applicable, filed with the SEC.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

PLAN OF DISTRIBUTION

We may sell debt securities offered by this prospectus in and/or outside the United States:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of any offering of debt securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

The validity of the debt securities and certain other matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of TD Ameritrade appearing in TD Ameritrade’s Annual Report on Form 10-K for the year ended September 30, 2016, and the effectiveness of TD Ameritrade’s internal control over financial reporting as of September 30, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

$1,000,000,000

TD Ameritrade Holding Corporation

$400,000,000 3.750% Senior Notes due 2024

$600,000,000 Floating Rate Notes due 2021

PROSPECTUS SUPPLEMENT

October 30, 2018

Joint Book-Running Managers

Barclays

Citigroup

TD Securities

BofA Merrill Lynch

J.P. Morgan

US Bancorp

Wells Fargo Securities